Exhibit 99.1

Alico, Inc. Announces Financial Results for the Third Quarter and Nine Months Ended June 30, 2021

Fort Myers, FL, August 5, 2021 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the third quarter of fiscal year 2021 and the nine months ended June 30, 2021, the highlights which are as follows:

•	Final market prices per pound solids significantly increase in fiscal year 2021, with the Company’s overall average realized/blended price up 31.7% to $2.45 per pound solid.
•	Box production of fruit and average pound solids per box down from the previous year.
•	Company generated approximately $33.6 million of net cash provided by operating activities in first nine months of fiscal 2021, a 59.1% increase as compared to the same period in prior year.
•	Company reiterates updated guidance for net income, EBITDA, adjusted net income and adjusted EBITDA for fiscal year 2021.
•	Company closed Alico Ranch sales for approximately 18,500 acres during the third quarter ended June 30, 2021.
•	Alico Board of Directors approved a substantial increase in the quarterly dividend from $0.18 per common share to $0.50 per common share, effective the third quarter of fiscal year 2021.

Results of Operations

For the nine months ended June 30, 2021, the Company recorded net income attributable to Alico common stockholders of approximately $35.8 million and earnings of $4.77 per diluted common share, compared to net income attributable to Alico common stockholders of approximately $6.5 million and earnings of $0.86 per diluted common share in the same period in the prior year. The increase in net income attributable to Alico common stockholders is primarily due to (i) higher gain on sales of real estate, property and equipment and assets held for sale recorded in the nine months ended June 30, 2021, as compared to the same period in fiscal year 2020 and (ii) an increase in the market price per pound solids for citrus fruit this past 2020/2021 harvest season because of favorable industry supply dynamics. Partially offsetting this increase has been a reduction in both box production and average pound solids per box of citrus fruit in the nine months ended June 30, 2021, as compared to the same period in the prior year.

When both nine-month periods are adjusted for certain non-recurring items, the Company had adjusted net income of $0.94 per diluted common share for the nine months ended June 30, 2021, compared to adjusted net income of $0.18 per diluted common share for the nine months ended June 30, 2020. Adjusted EBITDA for the nine months ended June 30, 2021 and June 30, 2020 was approximately $24.1 million and $17.0 million, respectively.

The Company reported the following financial results:

(in thousands, except for per share amounts)
	Three Months Ended June 30,				Nine Months Ended June 30,
	2021	2020	Change		2021	2020	Change

Net income attributable to Alico, Inc. common stockholders	$27,119	$2,096	$25,023	NM	$35,831	$6,458	$29,373	NM
EBITDA (1)	$40,656	$7,518	$33,138	NM	$62,183	$23,932	$38,251	159.8%
Adjusted EBITDA (1)	$9,810	$7,441	$2,369	31.8%	$24,078	$16,989	$7,089	41.7%
Earnings per diluted common share	$3.61	$0.28	$3.33	NM	$4.77	$0.86	$3.91	NM
Net cash provided by operating activities	$7,982	$9,433	$(1,451)	(15.4)%	$33,608	$21,121	$12,487	59.1%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

NM – Not Meaningful

Alico Citrus Division Results

Citrus production for the three and nine months ended June 30, 2021 and 2020 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Three Months Ended				Nine Months Ended
	June 30,		Change		June 30,		Change
	2021	2020	Unit	%	2021	2020	Unit	%
Boxes Harvested:
Early and Mid-Season	—	—	—	—	2,519	3,146	(627)	(19.9)%
Valencias	1,736	1,905	(169)	(8.9)%	3,779	4,165	(386)	(9.3)%
Total Processed	1,736	1,905	(169)	(8.9)%	6,298	7,311	(1,013)	(13.9)%
Fresh Fruit	2	44	(42)	(95.5)%	61	247	(186)	(75.3)%
Total	1,738	1,949	(211)	(10.8)%	6,359	7,558	(1,199)	(15.9)%

Pound Solids Produced:
Early and Mid-Season	—	—	—	—	13,598	17,947	(4,349)	(24.2)%
Valencias	10,372	11,970	(1,598)	(13.4)%	22,042	25,631	(3,589)	(14.0)%
Total	10,372	11,970	(1,598)	(13.4)%	35,640	43,578	(7,938)	(18.2)%

Pound Solids per Box
Early and Mid-Season	—	—	—	—	5.40	5.70	(0.30)	(5.3)%
Valencias	5.97	6.28	(0.31)	(4.9)%	5.83	6.15	(0.32)	(5.2)%

Average Price per Pound Solids:
Early and Mid-Season	$—	$—	$—	—	$2.32	$1.74	$0.58	33.3%
Valencias	$2.69	$2.03	$0.66	32.5%	$2.54	$1.95	$0.59	30.3%

For the nine months ended June 30, 2021, the Company harvested approximately 6.4 million boxes of fruit, a decrease of 15.9% from the same period of the prior fiscal year. However, the Company’s decline in harvested production was substantially lower than the latest USDA forecast report, in which the USDA reported a 21.7% decline in the total orange crop for the current harvest season, as compared to the prior year. The decrease was principally related to there being fewer pieces of fruit available on the citrus trees, as well as greater fruit drop in the current harvest season, as compared to the prior harvest season. As anticipated, the Company saw an increase in its average realized/blended price per pound solids rise from $1.86 in the prior fiscal year to $2.45 in the current fiscal year, largely due to increased consumption of not-from-concentrate orange juice by retail consumers since March 2020, as evidenced by published Nielsen data. This increased consumption resulted in decreased inventory supply levels at Florida citrus juice processors and thus the increased effect on pricing.

The Company experienced an overall decrease in the blended average pound solids per box, which was 5.66 for the nine months ended June 30, 2021, compared to 5.96 for the nine months ended June 30, 2020.

In June 2021, the Company entered into new citrus supply agreements with Peace River Citrus Products covering 3,614 gross citrus acres purchased in May and October 2020. With these latest supply agreements, approximately 99% of the Company’s fruit is under contract through the 2023 and 2024 harvest seasons, with the largest portion being under contract through the 2024 harvest season. These contracts will continue to enable the Company to realize competitive margins for their duration.

The Company’s harvesting activities to date have not been impacted by the coronavirus pandemic, and there have been no disruptions in delivering fruit to the processors. To date, the Company has not experienced any material challenges to its operations from COVID-19.

Land Management and Other Operations Division Results

Land Management and Other Operations include lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties and other miscellaneous income.

Income from operations for the Land Management and Other Operations Division for the nine months ended June 30, 2021 improved by $0.5 million, compared to the nine months ended June 30, 2020. This improvement was primarily due to the Company no longer pursuing its dispersed water storage project, and therefore incurring no water conservation expenses in the nine-month period ended June 30, 2021. On September 10, 2020, the Company sold approximately 10,700 acres on the western part of Alico Ranch to the State of Florida. Because the acreage involved in that sale was critical to its planned dispersed water storage project, the Company abandoned the permit approval process. As mentioned previously, the Company anticipates it will have no future water conservation expenses incurred relating to the dispersed water storage project.

Management Comment

John Kiernan, President and Chief Executive Officer, commented “The third quarter was busy for Alico, and one which included actions that we believe will improve our current and future shareholder returns.  We successfully completed our debt modification, in which we converted two amortizing loans into interest-only loans which mature in November 2029. This will improve annual cash flow by approximately $5 million to $6 million. Our Board of Directors approved a considerable increase of our quarterly dividend, raising it to $0.50 per common share, from $0.18 per common share. Additionally, we continue to move forward with our Environmental, Social and Governance initiatives, as previously communicated during the last quarter.

“This was a challenging year for Alico from a box production and an average pound solids per box standpoint largely because of the very high drop rate for citrus in Florida this past season. We are encouraged that consumption of not-from-concentrate orange juice by retail consumers has remained strong since March 2020. This led to significantly improved market pricing for both the Early and Mid-Season and Valencia season fruit. Because consumption of not-from-concentrate orange juice remains strong, and processor inventories are at lower-than-normal levels, we believe market prices next year should remain near or above recent levels.”

Mr. Kiernan continued “Our program of selling non-core land assets continued in the third quarter of this year, during which we sold approximately 18,500 acres of parcels from the Alico Ranch to various third parties, highlighted by another sale to the State of Florida, and the sale to a cattleman of approximately 11,700 acres, which was encumbered by an easement restriction since 2013. After these sales, we still have approximately 35,000 acres of ranch land, none of which is encumbered or restricted. Net proceeds from future sales of Alico assets will be used to maximize shareholder returns by either acquiring additional citrus acreage at attractive prices, prepaying variable rate term debt, repurchasing common shares, diversifying our business through other acquisitions, and/or paying special dividends.”

Other Corporate Financial Information

General and administrative expense for the nine months ended June 30, 2021 was approximately $7.1 million, compared to approximately $8.3 million for the nine months ended June 30, 2020. The decrease was attributable in large part to a reduction in (i) legal expense resulting from the receipt of insurance proceeds for the reimbursement of legal fees in the amount of approximately $0.7 million during the quarter ended June 30, 2021 relating to corporate legal matters, (ii) stock compensation expense of approximately $0.3 million pertaining to certain stock options that vested in January 2020, which in turn resulted in an acceleration of expense in that quarter, (iii) a reduction in payroll expenses for the nine months ended June 30, 2021 of approximately $0.2 million relating to one of the senior managers resigning in December 2019, and (iv) a reduction in pension expense related to the Company’s deferred retirement benefit plan of approximately $0.2 million as a result of the Company terminating such plan and paying out each of the plan participants in August 2020 and, therefore, incurring no further pension costs subsequent to August 30, 2020. Partially offsetting this decrease was the Company incurring approximately $0.2 million in corporate advisory fees in the nine months ended June 30, 2021.

Other income (expense), net for the nine months ended June 30, 2021 and 2020 was approximately $30.5 million and approximately $(1.6) million, respectively. The shift to other income, net from other expense, net is primarily due to the Company recognizing a significant gain on sales of real estate, property and equipment and assets held for sale. In the nine months ended June 30, 2021, the Company recorded gain on sales of real estate, property and equipment and assets held for sale of approximately $33.6 million relating primarily to the sale of approximately 18,500 acres from the Alico Ranch to several third parties. By comparison, for the nine months ended June 30, 2020, the Company recorded a gain on sales of real estate, property and equipment and assets held for sale of approximately $3.0 million. Additionally, a decrease in interest expense of approximately $1.4 million for the nine months ended June 30, 2021, as compared to the nine months ended June 30, 2020, resulted from the reduction of the Company’s long-term debt due to the making of mandatory principal payments and the Company maintaining lower balances on its WLOC’s and RLOC’s.

Environmental, Social and Governance Initiatives

Regarding our Environmental, Social and Governance (“ESG”) initiatives, the Company has continued to make progress this quarter and has completed the following:

•	Launched an inaugural Alico “Sustainability” page on the Company’s corporate website.
•	Published a Sustainability Policy, Vendor Code of Conduct, and Company Safety Manual on the “Sustainability” page.
•	Created a Board Committee, which is now actively participating in the ESG efforts.
•	Completed a Materiality Assessment and developed a sustainability framework to guide future ESG activities.
•	Joined the UN Global Compact to support universal sustainability principles of environmental responsibility, labor and human rights and anti-corruption.

The Company is also in the final stages of completing its three-year Sustainability Road Map and anticipates completing its initial annual Sustainability Report by December 2021.

Guidance

The Company is reiterating its previously updated guidance for the fiscal year ended September 30, 2021 as follows:

•	The Company is projecting fiscal year 2021 net income to be between $33 million and $38.5 million.
•	Fiscal year 2021 adjusted net income (after adjusting out for certain of the expected non-recurring items, such as the real estate sales) is expected to be between $1.3 million and $3.8 million.
•	The Company is projecting fiscal year 2021 EBITDA to be between $64 million and $72 million.
•	Fiscal year 2021 adjusted EBITDA (after adjusting out for certain of the expected non-recurring items, such as the real estate sales) is expected to be between $21.7 million and $25.7 million.

Dividend

On July 9, 2021, the Company paid a third quarter cash dividend of $0.50 per share on its outstanding common stock to stockholders of record as of June 25, 2021.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•	The Company’s working capital was approximately $39.0 million at June 30, 2021, representing a 2.19 to 1.00 ratio.
•

The Company maintains a solid and improving debt to equity ratio. At June 30, 2021, September 30, 2020, and September 30, 2019, the ratios were 0.52 to 1.00, 0.68 to 1.00, and 0.82 to 1.00, respectively.

As of June 30, 2021, the Company had long-term debt, including lines of credit, net of cash and cash equivalents, of approximately $100.0 million.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance, or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules, including tax laws and tax rates; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of refinancing; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; ability to make strategic acquisitions or divestitures; ability to redeploy proceeds from divestitures; ability to consummate selected land acquisitions; ability to take advantage of tax deferral options; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; impact of the COVID-19 outbreak and coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; whether the Company's dividend policy, including its recent significantly increased dividend amounts, is continued; whether the Company’s cash flow can support and sustain the Company’s dividend policy, including any future increases in dividend amounts; expressed desire of certain of our shareholders to liquidate their shareholdings by virtue of past market sales of common stock, by sales of common stock or by way of future transactions designed to consummate such expressed desire; political changes and economic crises; ability to implement ESG initiatives; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; soil conditions, harvest yields, prices for commodities, and crop production expenses.  Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control.  There can be no assurance that the assumptions made in preparing the financial projections will prove accurate.  Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(646) 277-1254

InvestorRelations@alicoinc.com

Richard Rallo

Senior Vice President and Chief Financial Officer

(239) 226-2000

rrallo@alicoinc.com

ALICO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30,	September 30,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,410	$3,163
Accounts receivable, net	6,484	4,347
Inventories	31,564	40,855
Income tax receivable	—	781
Assets held for sale	944	1,366
Prepaid expenses and other current assets	1,516	1,387
Total current assets	71,918	51,899

Restricted cash	—	16,524
Property and equipment, net	370,138	350,061
Goodwill	2,246	2,246
Other non-current assets	2,765	3,207
Total assets	$447,067	$423,937

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,998	$3,533
Accrued liabilities	8,558	7,095
Long-term debt, current portion	8,355	9,145
Income taxes payable	7,081	—
Other current liabilities	885	1,385
Total current liabilities	32,877	21,158

Long-term debt:
Principal amount, net of current portion	123,080	139,106
Less: deferred financing costs, net	(1,027)	(1,151)
Long-term debt less current portion and deferred financing costs, net	122,053	137,955
Lines of credit	—	2,942
Deferred income tax liabilities, net	39,728	39,728
Other liabilities	312	372
Total liabilities	194,970	202,155
Commitments and Contingencies (Note 12)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,520,938 and 7,492,524 shares outstanding at June 30, 2021 and September 30, 2020, respectively	8,416	8,416
Additional paid in capital	19,862	19,685
Treasury stock, at cost, 895,207 and 923,621 shares held at June 30, 2021 and September 30, 2020, respectively	(30,004)	(30,779)
Retained earnings	248,386	219,019
Total Alico stockholders' equity	246,660	216,341
Noncontrolling interest	5,437	5,441
Total stockholders' equity	252,097	221,782
Total liabilities and stockholders' equity	$447,067	$423,937

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Operating revenues:
Alico Citrus	$34,262	$25,360	$102,456	$85,336
Land Management and Other Operations	626	762	2,108	2,306
Total operating revenues	34,888	26,122	104,564	87,642
Operating expenses:
Alico Citrus	26,156	19,508	79,821	67,866
Land Management and Other Operations	222	394	610	1,325
Total operating expenses	26,378	19,902	80,431	69,191
Gross profit	8,510	6,220	24,133	18,451
General and administrative expenses	1,911	2,556	7,092	8,269
Income from operations	6,599	3,664	17,041	10,182
Other income (expense), net:
Interest expense	(907)	(1,603)	(3,185)	(4,599)
Gain on sale of real estate, property and equipment and assets held for sale	30,288	154	33,635	3,017
Other income (expense), net	6	44	18	(20)
Total other income (expense), net	29,387	(1,405)	30,468	(1,602)
Income before income taxes	35,986	2,259	47,509	8,580
Income tax provision	8,853	171	11,682	2,028
Net income	27,133	2,088	35,827	6,552
Net (income) loss attributable to noncontrolling interests	(14)	8	4	(94)
Net income attributable to Alico, Inc. common stockholders	$27,119	$2,096	$35,831	$6,458
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$3.61	$0.28	$4.77	$0.86
Diluted	$3.61	$0.28	$4.77	$0.86
Weighted-average number of common shares outstanding:
Basic	7,521	7,486	7,512	7,481
Diluted	7,521	7,493	7,512	7,493

Cash dividends declared per common share	$0.50	$0.09	$0.86	$0.27

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended June 30,
	2021	2020
Net cash provided by operating activities:
Net income	$35,827	$6,552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	11,485	10,847
Deferred income tax benefit	—	(772)
Gain on sale of real estate, property and equipment and assets held for sale	(33,635)	(3,065)
Loss on disposal of long-lived assets	1,724	771
Impairment of right-of-use asset	—	87
Stock-based compensation expense	952	1,042
Other	—	15
Changes in operating assets and liabilities:
Accounts receivable	(2,137)	(196)
Inventories	9,291	10,890
Prepaid expenses	(474)	(758)
Income tax receivable	781	—
Other assets	431	—
Accounts payable and accrued liabilities	2,842	(1,852)
Income taxes payable	7,081	(2,734)
Other liabilities	(560)	294
Net cash provided by operating activities	33,608	21,121

Cash flows from investing activities:
Purchases of property and equipment	(15,760)	(17,007)
Acquisition of citrus grove	(18,230)	—
Acquisition of mineral rights	(453)	—
Net proceeds from sale of real estate, property and equipment and assets held for sale	34,901	3,322
Change in deposits on purchase of citrus trees	408	53
Advances on notes receivables, net	371	91
Other	14	(25)
Net cash provided by (used in) investing activities	1,251	(13,566)

Cash flows from financing activities:
Repayments on revolving lines of credit	(50,588)	(46,187)
Borrowings on revolving lines of credit	47,646	110,567
Principal payments on term loans	(16,816)	(12,509)
Treasury stock purchases	—	(238)
Dividends paid	(3,378)	(1,793)
Deferred financing costs	—	(23)
Net cash (used in) provided by financing activities	(23,136)	49,817

Net increase in cash and cash equivalents and restricted cash	11,723	57,372
Cash and cash equivalents and restricted cash at beginning of the period	19,687	23,838

Cash and cash equivalents and restricted cash at end of the period	$31,410	$81,210

Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020

Net income attributable to common stockholders	$27,119	$2,096	$35,831	$6,458
Interest expense	907	1,603	3,185	4,599
Income tax provision	8,853	171	11,682	2,028
Depreciation, depletion, and amortization	3,777	3,648	11,485	10,847
EBITDA	40,656	7,518	62,183	23,932
Adjustments for non-recurring items:
Impairment of right-of-use asset	—	—	—	87
Employee stock compensation expense (1)	100	77	286	512
Separation agreement expense (2)	—	—	—	104
Corporate advisory fees	—	—	201	—
Insurance reimbursement – corporate matters	(658)	—	(658)	—
Federal relief proceeds - Hurricane Irma	—	—	(4,299)	(4,629)
Gain on sale of real estate, property and equipment and assets held for sale	(30,288)	(154)	(33,635)	(3,017)

Adjusted EBITDA	$9,810	$7,441	$24,078	$16,989

(1) Includes stock compensation expense for current executives and senior management.

(2) Includes separation expenses for a former senior manager.

Adjusted Net Income Per Diluted Common Share

(in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020

Net income attributable to common stockholders	$27,119	$2,096	$35,831	$6,458
Adjustments for non-recurring items:
Impairment of right-of-use asset	—	—	—	87
Employee stock compensation expense (1)	100	77	286	512
Separation agreement expense (2)	—	—	—	104
Corporate advisory fees	—	—	201	—
Insurance reimbursement – corporate matters	(658)	—	(658)	—
Federal relief proceeds - Hurricane Irma	—	—	(4,299)	(4,629)
Gain on sale of real estate, property and equipment and assets held for sale	(30,288)	(154)	(33,635)	(3,017)
Tax impact	7,585	(179)	9,370	1,865

Adjusted net income attributable to common stockholders	$3,858	$1,840	$7,096	$1,380

Diluted common shares	7,521	7,493	7,512	7,493

Adjusted net income per diluted common share	$0.51	$0.25	$0.94	$0.18

(1) Includes stock compensation expense for current executives and senior management.

(2) Includes separation expenses for a former senior manager.

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA, and Adjusted Net Income per Diluted Common Share among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Net Income per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Net Income per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.